EXHIBIT 99.1

8503 Hilltop Drive
Ooltewah, Tennessee 37363
(423) 238-4171

	APPROVED BY:	Jeffrey I. Badgley
Co-Chief Executive Officer

For Immediate Release

	CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
FD
Investor Contact: Eric Boyriven
(212) 850-5600

MILLER INDUSTRIES REPORTS 2009 FOURTH QUARTER AND YEAR END RESULTS

CHATTANOOGA, Tennessee, March 10, 2010 – Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced financial results for the fourth quarter and year ended December 31, 2009.

For the fourth quarter of 2009, net sales were $67.0 million, an increase of 8.2% compared with $61.9 million in the fourth quarter of 2008.  Net income in the fourth quarter of 2009 was $2.0 million, or $0.17 per diluted share, an increase of 189.8% as compared to net income of $0.7 million, or $0.06 per diluted share, in the prior year period.

On a sequential basis, net sales for the fourth quarter of 2009 increased 16.4% over net sales of $57.5 million for the third quarter of 2009. Net income for the fourth quarter of 2009 increased 18.6% over net income of $1.7 million in the third quarter of 2009.

Gross profit for the fourth quarter of 2009 was $10.0 million, or 14.9% of net sales, compared to $8.9 million, or 14.4% of net sales, for the fourth quarter of 2008.  For the fourth quarter of 2009, selling, general and administrative expenses were $6.7 million versus $6.9 million for the prior year period.

The Company repaid the remaining balance of the term loan under its credit facility in June of 2009, and had no bank debt outstanding at December 31, 2009. This compares to total bank debt of $2.1 million at December 31, 2008.

Other income related to foreign currency transactions was a net gain of $75,000 in the fourth quarter of 2009 compared to a net loss of $725,000 in the fourth quarter of 2008.

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MILLER INDUSTRIES REPORTS 2009 FOURTH QUARTER AND YEAR END RESULTS	PAGE 2

For the 2009 full-year period, net sales were $237.6 million, compared to $271.0 million in the prior year period.  The Company reported net income of $6.0 million, or $0.51 per diluted share, for the 2009 full-year period, compared to net income for the 2008 full-year period of $3.6 million, or $0.31 per diluted share. Other income related to foreign currency transactions was a net gain of $442,000 for the full year of 2009 compared to a net loss of $678,000 in 2008.

Jeffrey I. Badgley, President and Co-CEO of the Company stated, “Although 2009 was challenging for Miller Industries, we concluded the year on a more positive note. Our 2009 fourth quarter net sales increased both year-over-year and sequentially, driven by some improvement in orders from our domestic distributors and a slight increase in orders associated with government-related contracts. Gross margins for the quarter improved 50 basis points year-over-year primarily due to stronger net sales, product mix, enhanced efficiencies associated with our prior capital expenditures and the steps we took early in 2009 to align our cost structure with our sales.  These steps helped the Company nearly triple its net income in the 2009 fourth quarter compared to the fourth quarter of last year. We are pleased with the performance in our domestic markets in the quarter, which has demonstrated some improvement in volume and activity. However, demand in our European markets continues to lag, primarily due to the tight credit markets which have not shown signs of easing.”

Mr. Badgley added, “In 2009, we further strengthened our financial position in spite of the continuing economic recession. We paid off the remaining portion of our term loan in June, increased our free cash flow and lowered our inventories. We also increased our profitability throughout the year, and ended the year nearly doubling our available cash. As the economy improves, we believe we are now in an even stronger position to take advantage of the upturn in our markets and continue to execute on our business strategy.”

Mr. Badgley continued, “We are excited with today’s earlier announcements regarding recent actions by our Board of Directors. Our Board’s decision to initiate an annual cash dividend policy is a demonstration of its confidence in the Company’s financial strength and our commitment to building shareholder value. Secondly, the election of Theodore H. Ashford III to the Board of Directors increases the number of the Company’s directors to six, of which four will be independent directors. Ted brings a wealth of financial and business expertise to our Board as we continue executing our strategy going forward.”

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MILLER INDUSTRIES REPORTS 2009 FOURTH QUARTER AND YEAR END RESULTS	PAGE 3

Mr. Badgley concluded, “Overall, we are very pleased with our performance in 2009 given the difficult economic environment.  While we are confident that our actions have positioned the Company well for long-term growth, visibility into our marketplace remains unclear, and, as a result, we remain cautious in our outlook for 2010. Despite the challenges of this year, we are confident that we have the people, products and distribution to continue to provide the highest quality products in the industry.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet.  Management will host the call, which is scheduled for tomorrow, March 11, 2010, at 10:00 AM ET.  Listeners can access the conference call live and archived over the Internet through a link at:

http://www.videonewswire.com/event.asp?id=66575

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software.  A replay of this call will be available approximately one hour after the live call ends through March 18, 2010.  The replay number is (877) 344-7529, Passcode 421744.

Miller Industries is the world’s largest manufacturer of towing and recovery equipment, and markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion, Jige, Boniface and Eagle.

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology.  Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.  Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management.  Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things, economic and market conditions; the risks related to the general economic health of our customers; our customers’ access to capital and credit to fund purchases, including the ability of our customers to secure floor plan financing; the success and timing of existing and additional export and government orders; the cyclical nature of our industry; changes in fuel and other transportation costs; our dependence on outside suppliers of raw materials; changes in the cost of aluminum, steel and related raw materials; and those other risks discussed in our filings with the SEC, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for fiscal 2009, which discussion is incorporated herein by this reference.  Such factors are not exclusive.  We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our company.

Miller Industries, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended			Year Ended
	December 31			December 31
			%			%
	2009	2008	Change	2009	2008	Change
NET SALES	$67,009	$61,918	8.2%	$237,567	$270,989	-12.3%

COSTS AND EXPENSES:

COST OF OPERATIONS	57,034	53,007	7.6%	202,272	237,362	-14.8%

SELLING, GENERAL AND	6,696	6,861	-2.4%	24,905	25,940	-4.0%
ADMINISTRATIVE EXPENSES

INTEREST EXPENSE, NET	89	195	-54.4%	883	1,241	-28.8%

OTHER (INCOME) EXPENSE	(75)	725	-110.3%	(442)	678	-165.2%

TOTAL COSTS AND EXPENSES	63,744	60,788	4.9%	227,618	265,221	-14.2%

INCOME BEFORE INCOME TAXES	3,265	1,130	188.9%	9,949	5,768	72.5%

INCOME TAX PROVISION	1,248	434	187.6%	3,933	2,182	80.2%

NET INCOME	$2,017	$696	189.8%	$6,016	$3,586	67.8%

BASIC INCOME PER COMMON SHARE	$0.17	$0.06	183.3%	$0.52	$0.31	67.8%

DILUTED INCOME PER COMMON SHARE	$0.17	$0.06	183.3%	$0.51	$0.31	64.5%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,618	11,594	0.2%	11,611	11,594	0.1%
DILUTED	12,038	11,622	3.6%	11,902	11,656	2.1%